Exhibit 99.1

November 4, 2013

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com

HFF, Inc. reports third quarter of 2013 financial and transaction production results

PITTSBURGH, PA – HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the third quarter of 2013. Based on transaction volume, HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities and, collectively with HFF LP, the Operating Partnerships), is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector.

Consolidated Earnings

Third Quarter Results

The Company reported revenues of $89.4 million for the third quarter of 2013, an increase of $20.4 million, or 29.5%, compared to the third quarter of 2012 revenues of $69.0 million. The Company generated operating income of $18.6 million compared to $12.3 million for the third quarter of 2012, representing an increase of $6.3 million, or 51.2%, from the comparable period in 2012. This increase in operating income is primarily attributable to the 29.5% increase in revenues and was partially offset by (a) increases in the Company’s compensation-related costs and expenses associated with, in part, (i) the net growth in headcount of 67 new associates from October 1, 2012 through September 30, 2013, (ii) an increase in incentive compensation including firm and office profit participation expenses directly tied to performance-based metrics, and (iii) increased stock compensation expense primarily related to the non-cash mark-to-market adjustments on liability-based stock awards revalued each quarter, (b) increased travel and entertainment expenses, (c) increased occupancy costs, and (d) increased depreciation and amortization costs.

Interest and other income, net, totaled $3.5 million in the third quarter of 2013, a decrease of $0.9 million, or 19.5%, as compared to $4.4 million in the third quarter of 2012. This decrease is primarily a result of decreased other income on the initial valuation of mortgage servicing rights which is partially offset by increased other income earned in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business.

HFF reports third quarter 2013 financial results

The Company recorded income tax expense of $8.1 million in the third quarter of 2013, compared to $5.4 million in the third quarter of 2012, an increase of $2.7 million, or 50.9%, which is primarily due to the higher income before income taxes earned in the third quarter of 2013 compared to the third quarter of 2012.

The Company reported net income attributable to controlling interest for the quarter ended September 30, 2013 of $13.3 million, an increase of $3.3 million, or 32.3%, compared with net income attributable to controlling interest of $10.1 million for the quarter ended September 30, 2012 (after a downwards adjustment to net income of $47,000 to reflect the impact of the noncontrolling interest of HFF Holdings LLC (Holdings) in the Operating Partnerships). Net income attributable to controlling interest for the quarter ended September 30, 2013 was $0.35 per diluted share compared to $0.27 per diluted share for the third quarter of 2012, an increase of $0.08 per diluted share, or 29.6%.

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the third quarter of 2013 was $25.7 million, which represents an increase of $9.3 million, or 56.6%, as compared to $16.4 million in the third quarter of 2012. This increase in Adjusted EBITDA is primarily attributable to the increase in operating income, net as discussed above.

Nine Month Results

The Company reported revenues of $224.6 million for the nine months ended September 30, 2013, an increase of $37.0 million, or 19.7%, compared to revenues of $187.7 million during the same period in 2012. Operating income for the nine months ended September 30, 2013 was $33.9 million compared to $28.6 million for the nine months ended September 30, 2012, representing an increase of $5.4 million, or 18.8%. This increase in operating income was primarily attributable to the 19.7% increase in revenues and was partially offset by (a) increases in the Company’s compensation-related costs and expenses associated with, in part, (i) the net growth in headcount of 67 new associates from October 1, 2012 through September 30, 2013, (ii) an increase in incentive compensation including firm and office profit participation expenses directly tied to performance-based metrics, and (iii) increased stock compensation expense primarily related to non-cash mark-to-market adjustments on liability-based stock awards revalued each quarter, (b) increased other operating costs related, in part, to the Company’s headcount growth, such as office expansion-related occupancy costs and travel and entertainment expenses, and (c) increased depreciation and amortization costs.

HFF reports third quarter 2013 financial results

Interest and other income, net, totaled $14.2 million for the nine months ending September 30, 2013, an increase of $1.6 million, or 12.9%, as compared to $12.5 million for the nine months ending September 30, 2012. This increase is primarily a result of increased other income earned in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business which is partially offset by decreased other income on the initial valuation of mortgage servicing rights.

The Company reported net income attributable to controlling interest for the nine month period ended September 30, 2013 of $28.8 million, an increase of approximately $4.5 million, or 18.8%, compared with $24.2 million for the nine month period ended September 30, 2012 (after a downwards adjustment to net income of $0.2 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships). Net income attributable to controlling interest for the nine month period ended September 30, 2013 was $0.76 per diluted share, as compared to net income attributable to controlling interest of $0.65 per diluted share for the same period in 2012, an increase of $0.11 per diluted share, or 16.9%.

Adjusted EBITDA for the first nine months of 2013 was $55.7 million, which represents an increase of $13.5 million, or 31.9%, as compared to $42.2 million for the first nine months of 2012. This increase in Adjusted EBITDA is primarily attributable to the increase in operating income and interest and other income, net as discussed above.

HFF reports third quarter 2013 financial results

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Sept. 30,		For the Nine Months Ended Sept. 30,
	2013	2012	2013	2012
Revenue	$89,414	$69,039	$224,637	$187,671

Operating expenses:
Cost of services	49,752	40,187	131,186	110,041
Operating, administrative and other	19,467	15,102	54,371	44,824
Depreciation and amortization	1,550	1,419	5,146	4,253

Total expenses	70,769	56,708	190,703	159,118

Operating income	18,645	12,331	33,934	28,553

Interest and other income, net	3,546	4,407	14,157	12,543
Interest expense	(8)	(11)	(26)	(32)
(Increase) decrease in payable under the tax receivable agreement	(701)	(1,204)	(1,040)	(1,213)

Income before income taxes	21,482	15,523	47,025	39,851

Income tax expense	8,137	5,392	18,264	15,393

Net income	13,345	10,131	28,761	24,458

Net income attributable to noncontrolling interest (1)	—	47	—	243

Net income attributable to controlling interest	$13,345	$10,084	$28,761	$24,215

Earnings per share - basic	$0.36	$0.27	$0.77	$0.66
Earnings per share - diluted	$0.35	$0.27	$0.76	$0.65
Weighted average shares outstanding - basic	37,378,037	37,079,810	37,334,913	36,831,772
Weighted average shares outstanding - diluted	37,816,501	37,336,553	37,680,894	37,024,637

Adjusted EBITDA	$25,698	$16,413	$55,655	$42,179

Note:

(1)	The noncontrolling interest adjustment on the consolidated financial statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the Company’s 2007 initial public offering and after giving effect to the Operating Partnerships units held by Holdings that have been subsequently exchanged for shares of Class A common stock of HFF, Inc. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company has since its initial public offering, operated and controlled all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships, and the ownership interest of Holdings in the Operating Partnerships is reflected as a noncontrolling interest in HFF, Inc.’s consolidated financial statements. The noncontrolling interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships. As of August 31, 2012, Holdings exchanged all of its remaining interests in the Operating Partnerships and the Company, through its wholly-owned subsidiaries, became, and continues to be, the only equity holder of the Operating Partnerships.

HFF reports third quarter 2013 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

Third Quarter Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Three Months Ended September 30,
By Platform	2013		2012
	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$8,474,789	233	$4,853,763	185
Investment Sales	5,779,255	122	4,545,191	94
Structured Finance	301,705	16	287,274	15
Loan Sales	255,902	12	170,600	6

Total Transaction Volume	$14,811,651	383	$9,856,828	300

Average Transaction Size	$38,673		$32,856

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,552,000		$2,444,000
Loan Servicing Portfolio Balance	$32,219,219	2,248	$29,418,108	2,185

Production volumes for the third quarter of 2013 totaled $14.8 billion, which represents the highest production volume for any third quarter since the Company went public, on approximately 383 transactions, representing an increase in production volumes of approximately $5.0 billion, or 50.3%, and an increase of 27.7% in the number of transactions when compared to third quarter of 2012 production of approximately $9.9 billion on 300 transactions. The average transaction size for the third quarter of 2013 was $38.7 million, approximately 17.7% higher than the comparable figure of approximately $32.9 million for the third quarter of 2012. It should be noted that there was one unusually large investment sales transaction during the third quarter of 2013. If we would adjust the 2013 production volumes to exclude this unusually large investment sales transaction, the Company’s adjusted third quarter of 2013 production volume would have increased by approximately 39.1% as compared to the third quarter of 2012 production volumes of $9.9 billion and the Company’s adjusted average transaction size for the third quarter of 2013 would have increased by 9.0% as compared to the third quarter of 2012 average transaction size of $32.9 million.

•	Debt Placement production volume was approximately $8.5 billion in the third quarter of 2013, representing an increase of 74.6% from third quarter of 2012 volume of approximately $4.9 billion.

HFF reports third quarter 2013 financial results

•	Investment Sales production volume was approximately $5.8 billion in the third quarter of 2013, representing an increase of 27.2% over third quarter of 2012 volume of approximately $4.5 billion.

•	Structured Finance production volume was approximately $301.7 million in the third quarter of 2013, an increase of 5.0% from the third quarter of 2012 volume of approximately $287.3 million.

•	Loan Sales production volume was approximately $255.9 million for the third quarter of 2013, an increase of 50.0% from the third quarter of 2012 volume of $170.6 million.

•	At the end of the third quarter of 2013, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $1.6 billion compared to approximately $2.4 billion at the end of the third quarter of 2012, representing a 36.5% decrease.

•	The principal balance of the Company’s Loan Servicing portfolio increased by approximately $2.8 billion, or 9.5%, to approximately $32.2 billion at the end of the third quarter of 2013 from $29.4 billion at the end of the third quarter of 2012.

HFF reports third quarter 2013 financial results

Nine Month Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Nine Months Ended September 30,
By Platform	2013		2012
	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$19,641,483	628	$15,437,998	552
Investment Sales	13,859,156	308	10,104,206	255
Structured Finance	844,553	49	1,047,564	49
Loan Sales	351,294	20	735,532	27

Total Transaction Volume	$34,696,486	1,005	$27,325,300	883

Average Transaction Size	$34,524		$30,946

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,552,000		$2,444,000
Loan Servicing Portfolio Balance	$32,219,219	2,248	$29,418,108	2,185

Production volumes for the nine months ended September 30, 2013 totaled approximately $34.7 billion, which represents the second highest production volume for any first nine month period since the Company went public, on 1,005 transactions, representing a 27.0% increase in production volume and a 13.8% increase in the number of transactions when compared to the production volumes of approximately $27.3 billion on 883 transactions for the comparable period in 2012. The average transaction size for the nine months ended September 30, 2013 was $34.5 million, representing an 11.6% increase from the comparable figure of $30.9 million in the first nine months of 2012. It should be noted that there was one unusually large investment sales transaction during the first nine months of 2013. If we would adjust the 2013 production volumes to exclude this unusually large investment sales transaction, the Company’s adjusted 2013 production volume would have increased by approximately 23.0% as compared to the 2012 production volumes of $27.3 billion and the Company’s adjusted average transaction size for 2013 would have increased by 8.0% as compared to the 2012 average transaction size of $30.9 million.

HFF reports third quarter 2013 financial results

Business Comments

Pursuant to its strategic growth initiatives, the Company continued to expand its total employment and production ranks to their highest levels since the Company went public in January 2007. The Company’s total employment reached 626 associates as of September 30, 2013, which represents a net increase of 67, or 12.0%, over the comparable total of 559 associates as of September 30, 2012. HFF’s total number of transaction professionals reached 251 as of September 30, 2013, which represents a net increase of 25, or 11.1% over the comparable total of 226 transaction professionals as of September 30, 2012. Over the past twelve months, we continued to add transaction professionals to our existing lines of business and product specialties through the promotion and recruitment of associates in 15 of our 21 offices. To better manage our expected strategic growth in 2014 and beyond and as part of our continuing succession planning within the Company and Operating Partnerships, effective October 1, 2013, we also expanded the size of our executive committee by adding four executive managing directors on an ad-hoc basis to our current four person executive committee from our existing Leadership Team. Beginning in 2014, these ad-hoc executive committee positions will become permanent voting positions, which will increase the total number of voting positions from three to seven.

“Due primarily to the ongoing, unprecedented quantitative easing by the U.S. Federal Reserve, whose balance sheet has now grown to approximately $3.8 trillion, as well as continued additional quantitative easing by most other global central banks, there was continued improvement in the public and private sectors of the U.S. commercial real estate capital markets in the third quarter of 2013. These improved conditions coupled with a slowly improving economy continued to benefit certain sectors of the U.S. commercial real estate market, especially core, core plus and certain value-add properties in most of the major markets. Generally speaking, given the improving conditions in the U.S., we expect to see further modest improvement in property level fundamentals for most property types in the majority of the major markets with more stagnant conditions in some secondary and most tertiary markets. However, as previously reported, we believe improvements in property level fundamentals as well as transaction volumes in the U.S. commercial real estate capital markets will remain vulnerable to the key macro domestic and global concerns. Some of these concerns include (a) the possible future U.S. default of its sovereign debt due to potential future impasses in raising the debt ceiling, (b) the potential future impasses within the Federal

HFF reports third quarter 2013 financial results

Government in passing a budget and/or appropriation bills as well as changing the past sequestration legislation, (c) serious budget choices faced by state and local governments, (d) stubbornly high unemployment levels, (e) potentially higher interest rates resulting from the future tapering and the ultimate reversal of the quantitative easing by the U.S. Federal Reserve whose balance sheet has increased by approximately $2.8 trillion since 2008, as well as the same actions by other global central banks, (f) the Eurozone’s continued inability to resolve its sovereign debt problems and the inter-related tier-one capital issues in the majority of the European banks, and (g) the ongoing tensions in the Middle East and North Korea, each of which individually has the potential to derail the improving economic and capital market conditions in the U.S.,” said John H. Pelusi, Jr., the Company’s chief executive officer.

“Just as we have since January 2010, during the quarter we continued to invest in our business and aggressively pursue our strategic growth initiatives through both organic promotions and recruitment in the face of the above-mentioned macro-concerns which we have successfully navigated since 2008. Since January 2010, we have grown our headcount by 66.5% with the addition of a net total of 250 highly talented associates, including a nearly 58% increase in our production ranks with the addition of 92 net transaction professionals. In the past twelve months we have grown our head count by 12% with the addition of a net total of 67 high-quality, talented associates, including an 11% increase in our production ranks with the addition of a net total of 25 transaction professionals. Our current headcount of 626 associates and the 251 transaction professionals included therein are both new high-water marks for the Company. As a result of the strategic growth of our business and in order to enhance our management capacity, effective October 1, 2013, we expanded the size of our current four person executive committee by adding four executive managing directors on an ad-hoc basis from our deep and experienced Leadership Team. Beginning in 2014, these four ad-hoc positions will become permanent voting positions and the size of our executive committee will be expanded to seven voting members from three voting members with additional ad-hoc members added by the executive committee to serve on an as needed basis. The purpose of expanding our executive committee is to assure we have the appropriate management resources to appropriately train, mentor, educate and lead our existing and future office heads, business line and product specialty team leaders, as well as each of our existing and future transaction professionals in order to better serve our clients. Our significant

HFF reports third quarter 2013 financial results

growth in our associates and transaction professional ranks, as well as the creation of our Leadership Team at the end of 2010 along with the continued expansion of same and the expansion of our executive committee, illustrates the Company’s continued investment and commitment to strategically grow its business by taking advantage of all appropriate opportunities to grow our market share,” said Mr. Pelusi.

“As reported in March of this year, we believe approximately 5% to 10% of our fourth quarter 2012 production revenues may have been attributable to tax-related transaction activity due to the legislative increases in capital gain tax rates, which became effective January 1, 2013. Therefore, we believe our first nine months of 2013 production revenues and operating results were likely adversely impacted due to this tax-related transaction activity and, on a comparable basis, our fourth quarter 2013 results versus our fourth quarter 2012 results could likewise be somewhat challenged from a quarter over quarter perspective. Notwithstanding the anticipated headcount growth and the aforementioned tax-related transaction activity that may have been pushed up into the fourth quarter of 2012 from 2013, we believe we continued to grow our market share relative to the industry during the third quarter and first nine months of 2013, as evidenced by our strong production and operating results. Our transaction volumes for the third quarter and first nine months of 2013 were up 50.3% and 27.0%, respectively, and the transaction volumes in the third quarter and first nine months, respectively, represented the highest volume for any third quarter period and second highest for any first nine month period, since the Company went public. Additionally, our commercial loan servicing portfolio increased nearly 10% to $32.2 billion. Our total revenues, operating income, and Adjusted EBITDA were up 29.5%, 51.2% and 56.6%, respectively, for the third quarter of 2013 versus the comparable period in 2012 and were all high-watermarks for the Company for any third quarter period since going public. For the first nine months of 2013, total revenues, operating income and Adjusted EBITDA were also up a strong 19.7%, 18.8% and 31.9%, respectively, and our revenues and Adjusted EBITDA were high-water marks for the Company for any first nine month results since going public,” said Mr. Pelusi.

“We believe our significant, prudent and continuing investments in our talented associates, as well as the expansion of our executive committee and Leadership Team, coupled with their ongoing mentoring and leadership by example will continue to pay long-term dividends, as we believe they have since 2010 as evidenced by our significant growth in revenues and earnings over this period. We also believe our strong

HFF reports third quarter 2013 financial results

balance sheet, which includes more than $159 million in cash and cash equivalents, after the payment of the special dividend of approximately $56.3 million in December 2012, and the continued investment of money, time and experience has and will continue to enable us to better serve our clients, best position the Company to take advantage of future strategic opportunities as they arise, capture additional market share, and take advantage of the forecasted transaction volumes that are likely to arise from the nearly $1.7 trillion of commercial real estate loans that are set to mature between 2013 and 2017,” said Mr. Pelusi.

“We believe our 251 transaction professionals, who have an average tenure of approximately 17.6 years in the commercial real estate industry, coupled with our enhanced disciplined management oversight from our deep and experienced executive committee and Leadership Team will enable us to continue to provide value-add winning solutions for our clients. We remain grateful to our clients who continue to show their confidence in our ability to create and execute winning strategies for them. We would also like to thank our associates who continue to demonstrate their ability to quickly adapt, innovate and share their collective knowledge from each transaction to provide superior value-added services to our clients,” added Mr. Pelusi.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income attributable to controlling interest, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss third quarter and the first nine months of 2013 financial results on Monday, November 4, 2013 at 6:00 p.m. Eastern Time. To listen, participants should dial 866-825-3209 in the U.S. and 617-213-8061 for international callers approximately 10 minutes prior to the start of the call and enter participant code 86056173. A replay will become available after 10:00 p.m. Eastern Time on Monday, November 4, 2013 and will continue through December 4, 2013, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 73207340.

HFF reports third quarter 2013 financial results

The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Monday, November 4, 2013 beginning at 6:00 p.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 21 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, private equity and structured finance, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports third quarter 2013 financial results

HFF, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$159,268	$126,331
Accounts receivable, receivable from affiliate and prepaids	9,882	4,485
Mortgage notes receivable	6,660	261,272
Property, plant and equipment, net	6,951	4,800
Deferred tax asset, net	162,285	169,929
Intangible assets, net	20,580	21,611
Other noncurrent assets	630	771

Total assets	$366,256	$589,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$6,660	$261,272
Accrued compensation, accounts payable and other current liabilities	55,051	46,867
Long-term debt (includes current portion)	488	578
Deferred rent credit and other liabilities	5,882	4,516
Payable under the tax receivable agreement	145,616	154,944

Total liabilities	213,697	468,177
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 37,248,416 and 37,063,844 shares outstanding, respectively	372	371
Additional paid in capital	75,747	71,267
Treasury stock	(2,760)	(1,055)
Retained earnings	79,200	50,439

Total equity	152,559	121,022

Total liabilities and stockholders’ equity	$366,256	$589,199

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income attributable to controlling interest before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) net income attributable to the noncontrolling interest, (v) stock-based compensation expense, which is a non-cash charge, (vi) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration, which is also a non-cash income amount that can fluctuate significantly based on the level of mortgage servicing right volumes, and (vii) the increase (decrease) in payable under the tax receivable

HFF reports third quarter 2013 financial results

agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income attributable to controlling interest in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income attributable to controlling interest in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

HFF reports third quarter 2013 financial results

Set forth below is an unaudited reconciliation of consolidated net income attributable to controlling interest to Adjusted EBITDA for the Company for the three and nine months ended September 30, 2013 and 2012:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended Sept. 30,		For the Nine Months Ended Sept. 30,
	2013	2012	2013	2012
Net income attributable to controlling interest	$13,345	$10,084	$28,761	$24,215
Add:
Interest expense	8	11	26	32
Income tax expense	8,137	5,392	18,264	15,393
Depreciation and amortization	1,550	1,419	5,146	4,253
Net income attributable to noncontrolling interest	—	47	—	243
Stock-based compensation	3,250	856	6,450	2,698
Initial recording of mortgage servicing rights	(1,293)	(2,600)	(4,032)	(5,868)
Increase (decrease) in payable under the tax receivable agreement	701	1,204	1,040	1,213

Adjusted EBITDA	$25,698	$16,413	$55,655	$42,179

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